UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   MABRY, MICHAEL
   650 Engineering Drive
   Norcross, GA  30092
2. Issuer Name and Ticker or Trading Symbol
   Isolyser Company, Inc.
   OREX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option            |7.13    |02-25|D(1)|40,000     |D  |(2)  |10-03|Common Stock|40,000 |N/A    |0           |D  |            |
                        |        |-98  |    |           |   |     |-00  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |3.375   |02-25|A(1)|29,473     |A  |(2)  |10-03|Common Stock|29,473 |N/A    |29,473      |D  |            |
                        |        |-98  |    |           |   |     |-00  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |4.75    |02-25|D(3)|50,000     |D  |(4)  |04-04|Common Stock|50,000 |N/A    |0           |D  |            |
                        |        |-98  |    |           |   |     |-02  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |3.375   |02-25|A(3)|42,763     |A  |(4)  |04-04|Common Stock|42,763 |N/A    |42,763      |D  |            |
                        |        |-98  |    |           |   |     |-02  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |2.28125 |05-26|A   |35,000     |A  |(5)  |05-26|Common Stock|35,000 |N/A    |35,000      |D  |            |
                        |        |-98  |    |           |   |     |-08  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |1.25    |10-02|A   |42,761     |A  |(6)  |10-02|Common Stock|42,761 |N/A    |42,761      |D  |            |
                        |        |-98  |    |           |   |     |-08  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The reported transaction involved the cancellation of the option granted on line 1 in return for the option granted on line
2.
(2) Options vest in three equal annual installments beginning on 10-04-96.
(3) The reported transaction involved the cancellation of the option granted on line 3 in return for the option granted on line
4.
(4) Options vest in three equal annual installments beginning on 04-04-98.
(5) Exercisable in 25% increments over four years beginning on 05-26-99.
(6) Exercisable in 25% increments over four years beginning on 10-02-99.
SIGNATURE OF REPORTING PERSON
MICHAEL MABRY
DATE
February 16, 1999